 FIELDPOINT PETROLEUM CORPORATION

REPORTS FIRST QUARTER RESULTS

AUSTIN, TX – (BUSINESS WIRE) – May 18, 2009 - FieldPoint Petroleum Corporation (AMEX:FPP) announced today its first quarter financial results for the three months ended March 31, 2009.

Ray Reaves, President and CEO of FieldPoint stated, “While net income and earnings per share were below our goals for this quarter, we still believe that this will be a very significant year for FieldPoint.  During this past quarter our revenues declined 58% as a result of much lower oil and natural gas prices, combined with a slight decrease in production. As previously stated, during the past year we significantly improved our balance sheet and prepared the company for dealing with lower commodity prices.”

Financial Highlights for the Three Months Ended March 31, 2009 Compared to the Three Months Ended March 31, 2008:

•

Revenues decreased 58% to $634,682 from $1,509,122;

•

Net Income decreased from $349,849 to a loss of $(79,387); and

•

Earnings per share, both basic and fully diluted, decreased from $0.04 to a loss of $(0.01).

Mr. Reaves continued, “FieldPoint has a solid cash position which should continue to grow.  The results from this quarter emphasize the effect that market fluctuations have on our financial performance. While downward price movement has been negative to us so far this year, it also serves to remind us of the importance of continuing to build our production base. Fortunately, FieldPoint is well positioned financially to allow management to continue its commitment to develop new programs that can materially expand our production levels. To this end, we plan to continue to diligently search for acquisition and development opportunities and anticipate some level of success in this regard during 2009.  We are very optimistic that the remainder of this year will be an important growth stage for FieldPoint.”

The decrease in revenue is attributed to much lower oil and natural gas prices, which averaged approximately $36.50 per barrel and $5.35 per MCF in 2009, compared to $92.65 per barrel and $6.97 per MCF in the prior year. Overall production for the year decreased on a barrel of oil equivalent (BOE) basis, as compared to the 2008 period.  Primarily a 61% decrease in oil prices, led to the decrease in revenues.

Lease operating expenses decreased 27% or $113,439, due primarily to the decreases in workover expense and remedial repairs.  As a result of the reduction in lease operating expense compared to the quarter ended March 31, 2008, lifting cost per BOE decreased 19% or $4.36 to $18.12 for the period.  We anticipate lease operating expenses to increase over the following quarters due to additional remedial repairs and workover expense designed to increase production.

 Depletion and depreciation decreased 38% or $102,000 to $163,000 for the three month period ended March 31, 2009 versus $265,000 in the 2008 comparable period.  This was primarily due to impairments in 2008 which lowered our depletable base and by lower production and higher reserves.

General and administrative overhead cost increased 16% or $26,003 to $188,258 for the three-month period ended March 31, 2009 from the three-month period ended March 31, 2008.  This was primarily attributable to an increase in legal fees and professional services related to the Basic Earth Science Systems Tender offer during the 2009 period. Due to the stable environment of the Company, we anticipate general and administrative expenses to remain materially constant in the coming quarters.

Other expenses, net for the quarter ended March 31, 2009, were $86,607 compared to other expenses, net of $117,375 for 2008.  The decrease was primarily due to a decrease in interest expense associated with our line of credit for the period ending March 31, 2009.  We had approximately $3.5 million outstanding under our line of credit at March 31, 2008, compared with $1.7 million at March 31, 2009.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production, is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com

SELECT BALANCE SHEET DATA

Unaudited

March 31, 2009		December 31, 2008
Cash and cash equivalents	$ 382,634	$ 432,632
Total current assets	$ 1,821,013	$ 3,097,506
Total assets	$ 12,515,933	$ 12,792,802
Total current liabilities	$ 393,098	$ 554,580
Total stockholders’ equity	$ 8,979,687	$ 9,059,074

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended
	March 31,
	2009	2008
REVENUE:
Oil and natural gas sales	$ 606,616	$ 1,471,686
Well operational and pumping fees	17,066	27,436
Disposal fees	11,000	10,000
Total revenue	634,682	1,509,122

COSTS AND EXPENSES:
Lease operating	312,204	425,643
Depletion and depreciation	163,000	265,000
Accretion of discount on asset retirement obligations	8,000	15,000
General and administrative	188,258	162,255
Total costs and expenses	671,462	867,898

OPERATING INCOME (LOSS)	(36,780)	641,224

OTHER INCOME (EXPENSE):
Interest income	732	2,058
Interest expense	(12,743)	(52,628)
Unrealized loss on short-term investments	(74,596)	(66,805)
Total other expense	(86,607)	(117,375)

INCOME (LOSS) BEFORE INCOME TAXES	(123,387)	523,849

Income tax provision – current	-	(168,000)
Income tax provision – deferred	44,000	(6,000)
Total income tax provision	44,000	(174,000)

NET INCOME (LOSS)	$ (79,387)	$ 349,849

EARNINGS (LOSS) PER SHARE:
BASIC	$ (0.01)	$ 0.04
DILUTED	$ (0.01)	$ 0.04

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	8,546,175	8,615,175
DILUTED	8,546,175	8,615,175